Exhibit 10.63

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omission.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into on December 18, 2007  by and between Mr. Serguey Anatolievich Kalvarsky, a citizen of the Russian Federation, bearing passport number No [**] issued by OVD Bogorodskoye, Moscow on February 2, 2000 with his registered address at [**], and Mr. [**], a citizen of the Russian Federation, bearing passport number No [**] issued by 84 office of militia of Krasnoselsky district of St. Petersburg on November 15, 2003 with his registered address at [**] (each,  a “Seller” and collectively, the “Sellers”), from one side, and CJSC “CTC NETWORK”, a company organised and existing under the laws of the Russian Federation, having its registered office at 3rd Khoroshevskaya str., 12, 123298, Moscow, Russia (“CTC Network”), and CTC Media, Inc., a Delaware corporation with its registered office at 2711 Centerville Road, Suite 400, 19808 Wilmington, Delaware, USA (“CTC Media”), from the other side.  CTC Network and CTC Media are hereinafter collectively referred to as the “Purchaser”.

WITHNESSETH:

WHEREAS, the Sellers are the founders and participants of Soho Media LLC, a limited liability company organized under the laws of the Russian Federation, registered by Interdistrict Tax Inspection No. 46, Moscow on November 16, 2007, registration number 1077762535916, having its registered office at 16-1 Valdayskiy proyezd, Moscow, Russia (the “Company”). The charter capital of the Company is divided into two participatory shares. Each of the Sellers owns one participatory share in the Company. The participatory share of Mr. Serguey Anatolievich Kalvarsky amounts to RUR 8,000 and represents 80% of the charter capital of the Company and the participatory share of Mr. [**] amounts to RUR 2,000 and represents 20% of the charter capital of the Company.

WHEREAS, the Purchaser is willing to acquire from the Sellers and the Sellers are willing to sell to the Purchaser their participatory shares in the Company subject to the terms and conditions hereinafter set forth:

NOW, THEREFORE, the party hereto agrees as follows:

1.             DEFINITIONS

As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings and the singular (where appropriate) shall include the plural and vice versa.  Any references to appendices or sub-headings shall mean the appendices and sub-headings of this Agreement:

1.1	“Agreement”	shall mean this Share Purchase Agreement and the Appendices hereto.

1.2	“Company”	shall have the meaning set out in the recitals of this Agreement.

1.3	“Completion”	shall mean discharge of the Purchaser’s obligations to purchase, and respective Sellers’ obligations to sell, the Shares.

1.4	“Completion Accounts”	shall mean the financial statements of the Company as at the Completion Date prepared in accordance with all applicable Russian accounting rules and regulations.

1.5	“Completion Date”	shall mean January 25, 2008 or such later date as shall be mutually agreed between the Purchaser and the Seller Representative.

1.6	“Confidential Information”	shall have the meaning set out in Article 10.6.

1.7	“CTC Network”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.8	“CTC Media”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.9	“Damages”	shall have the meaning set out in Article 9.

1.10	“Disability”

shall mean the inability of Mr. Kalvarsky, due to a physical or mental disability for a period of ninety days (whether or not consecutive) during any three hundred sixty day period, to perform the services contemplated under his contract of employment with the Company.

1.11	“EBIT”

shall mean the earnings before interest expenses and interest income, and profit tax provision or benefit for the Company as per audited annual accounts prepared in accordance with US GAAP, excluding the amortisation of any purchase price adjustments related to intangible assets “pushed down” into the Company’s accounts by the Group.

1.12	“Financial Year”	shall mean the period between 1 January to 31 December.

1.13	“Group”	shall mean CTC Media and each of its subsidiaries.

1.14	“Key Performance Indicators”	shall have the meaning set out in Article 0.

1.15	“Ordinary Course of Business”

shall mean the ordinary course of business of Company and, prior to its incorporation, the Predecessor, consistent with past customs and business practices and always in accordance with good and sound business practice.

1.16	“Other Channel FTA Hours”	shall have the meaning set out in Article 3.5(a)(ii)a.

1.17	“Party”	shall mean the Sellers and the Purchaser, as the context may require, and “Parties” shall be construed accordingly.

1.18	“Performance Report”

shall mean, with respect to any Financial Year, a report prepared by the Purchaser no later than 45 days following the end of such year, setting out the extent to which the Key Performance Indicators for such year have been achieved and, to the extent any Key Performance Indicators have not been achieved and/or there has been adjustment to the relevant Earn Out Payment pursuant to Articles 3.5(a)(i), 3.5(b), 7.6 and/or 9, showing the calculation of the deductions from such Earn Out Payment.

1.19	“Predecessor”	shall mean, collectively, Tango LLC and Soho Production LLC

1.20	“Production Business”	shall mean the business of creating, developing and/or producing programming, films or pilots for television broadcasting.

1.21	“Purchaser”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.22	“Purchase Price”	shall have the meaning set out in Article 3.2.

1.23	“Relevant Audience Share”	shall have the meaning set out in Article 3.5(a)(ii)b.

1.24	“Ruble Equivalent”

shall mean, with respect to any US dollar amount, such US dollar amount multiplied by the Russian ruble to US dollar exchange rate established by the Central Bank of Russia on the relevant payment date.

1.25	“RUR”	shall mean Russian rubles.

1.26	“SEC”	shall mean the US Securities and Exchange Commission.

1.27	“Seller Representative”	shall mean MR. SERGUEY ANATOLIEVICH KALVARSKY.

1.28	“Seller Bank Account”	shall mean, with respect to each Seller, the bank account set out under such Seller’s name below: [**]

1.29	“Sellers”	shall have the meaning set out in the introductory paragraph of this Agreement.

1.30	“Shares”

shall mean a participatory share amounting to RUR 8,000 (80% of the charter capital of the Company), which belongs to MR. SERGUEY ANATOLIEVICH KALVARSKY, and a participatory share amounting to RUR 2,000 (20% of the charter capital of the Company, which belongs to MR. [**].

1.31	“Taxes”

shall mean all income tax, value-added tax, transfer tax, excise tax, property tax, stamp duty and any other taxes and similar charges, (including, without limitation, social security charges) imposed by any authority, including all penalties and interest.

1.32	“Termination Without Cause”

shall mean any termination of Mr. Kalvarsky’s employment contract by the Company for a reason other than circumstances which entitle the Company to terminate his employment on the grounds of his misconduct and/or dishonesty and/or gross negligence and/or any other ground stated expressly in the contract of employment between the Company and him which permits the Company to terminate his contract of employment without notice.

1.33	“TV Product”	shall mean any television series, sitcom, show or made for TV movie.

1.34	“US GAAP”	shall mean US generally accepted accounting principles.

1.35	“Warranties”	shall have the meaning set out in Article 7.

1.36”	“Working Capital	shall be equal to current assets less deferred expenses that are not related to the production of TV Product less current liabilities of the Company as presented in the Completion Accounts.

1.37	“2008 Earn Out Payment”	shall have the meaning set out in Article 3.5(b).

1.38	“2009 Earn Out Payment”	shall have the meaning set out in Article 3.5(b).

1.39	“2010 Earn Out Payment”	shall have the meaning set out in Article 3.5(b).

2.             SUBJECT OF THE TRANSACTION

Subject to the terms and conditions herein set forth each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from each Seller, the Shares in the Company. As between CTC Network and CTC Media, the Purchaser shall purchase Shares pro rata from each of the Sellers as follows:

	Percentage of charter capital in the Company acquired from Mr. Kalvarsky	Percentage of charter capital in the Company acquired from Mr. [**]	Resulting overall percentage in the Company
CTC Network	79.20%	19.80%	99.00%
CTC Media	0.80%	0.20%	1.00%

Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Purchaser be obligated to purchase any Share unless it is able to purchase all of the Shares.

3.             AGGREGATE CONSIDERATION; PURCHASE PRICE; EARN OUT PAYMENTS AND ADJUSTMENTS

3.1           Aggregate Consideration

The total consideration payable by the Purchasers to the Seller in connection with the transactions contemplated by this Agreement shall be the sum of the Purchase Price and the Earn Out Payments actually paid.

3.2           Purchase Price

The purchase price for the Shares shall be the Ruble Equivalent of US$ 4,000,000 (four million) less the sum of (i) the amount of any indebtedness of the Company as set out in the Completion Accounts and (ii) if Working Capital as presented in the Completion Accounts is negative, the amount by which current liabilities of the Company exceeds the sum of (i) current assets of the Company less (ii) deferred expenses of the Company that are not related to the production of TV Product, in each case, as presented in the Completion Accounts (the result of such calculation being hereinafter referred to as the “Purchase Price”). Promptly following Completion, the Purchase Price shall be paid to the Sellers pro rata based on their respective ownership levels in the Company immediately prior to Completion.

3.3           Earn Out Payments

                In addition to the Purchase Price, the Purchase shall pay to the Sellers the 2008 Earn Out Payment, the 2009 Earn Out Payment and the 2010 Earn Out Payment (collectively, the “Earn Out Payments”), which payments shall be calculated in accordance with Article 3.5(b).   Each Earn Out Payment shall be made by the Purchaser, subject to the adjustments provided herein, to the Sellers pro rata based on their respective ownership levels in the Company immediately prior to Completion. The Earn Out Payments shall be paid as follows:

(a)           The Purchaser will pay the 2008 Earn Out Payment, which shall be equal to the Ruble Equivalent of US$ 2,000,000 (two million) less the deductions and adjustments set out in Article 3.5(b), within 10 working days from the date of filing of CTC Media’s 2008 annual report on Form 10-K with the SEC, provided that a Performance Report for 2008 has been signed by the Purchaser and the Seller Representative;

(b)           The Purchaser will pay the 2009 Earn Out Payment, which shall be equal to the Ruble Equivalent of US$ 2,000,000 (two million) less the deductions and adjustments set out in Article 3.5(b),  within 10 working days from the date of filing of CTC Media’s 2009 annual report on Form 10-K with the SEC, provided that a Performance Report for 2009 has been signed by the Purchaser and the Seller Representative; and

(c)           The Purchaser will pay the 2010 Earn Out Payment, which shall be equal to the Ruble Equivalent of US$ 2,000,000 (two million) less the deductions and adjustments set out in Article 3.5(b), within 10 working days from the date of filing of CTC Media’s 2010 annual report on Form 10-K with the SEC, provided that a Performance Report for 2010 has been signed by the Purchaser and the Seller Representative;

provided, however, if at any time before the payment of the 2010 Earn Out Payment in 2011, CTC Media is no longer required to file an annual report (on Form 10-K or any successor form) with the SEC, any remaining Earn Out Payment shall be made on or around March 31 of the relevant year.

3.4           Payment of Purchase Price and Earn Out Payments

                The Purchase Price and each Earn Out Payment shall be paid in RUR in immediately available funds to the Seller Bank Accounts and shall be paid by the Purchaser to the Sellers net of any Taxes that the Purchaser is required to pay on behalf of the Sellers in connection with the sale and purchase of the Shares.  Each Party’s obligations relating to payment of Taxes shall be determined in accordance with  applicable tax legislation.

3.5           The Purchase Price and Earn Out Payment Adjustments

(a)           The Purchase Price and Earn Out Payments are subject to the following conditions subsequent:

(i)            Mr. Kalvarsky shall be a continuous full-time employee of the Company serving as a manager located in Moscow, Russia from the Completion Date up to and including 31 December 2010 and each of the Sellers shall be subject to the provisions of Article 10 (Non-competition; Non-solicitation and Confidentiality Commitment).  If (A) Mr. Kalvarsky fails for any reason (including, without limitation, Disability) to continue to be so employed by the Company other than as a result of a Termination Without Cause or death or (B) either Seller breaches of any of his obligations set out in Article 10 hereof  (i) on or before 31 December 2009 then the Sellers shall be jointly and severally liable to repay the Purchase Price and Earn Out Payments previously paid to them and the Purchaser shall not be obligated to make any further Earn Out Payments, or (ii) after 31 December 2009 but on or before 31 December 2010 then the Sellers are jointly and severally liable to repay any Earn Out Payments already paid to them (but not the Purchase Price) and the Purchaser shall not be obligated to make any further Earn Out Payments.

In the event that Mr. Kalvarsky dies before January 1, 2009 while he is still a full time employee of the Company and in compliance with Article 10 (Non-competition; Non-solicitation and Confidentiality Commitment), the Purchaser shall not be obligated to make any Earn Out Payment to Mr. Kalvarsky, his heirs or estate.  If Mr. Kalvarsky dies on or after January 1, 2009 while he is still a full time employee of the Company and in compliance with Article 10 (Non-competition; Non-solicitation and Confidentiality Commitment), the Purchaser shall only be obligated to pay to Mr. Kalvarsky’s heirs a pro rata portion of each Earn Out Payment payable hereunder to Mr. Kalvarsky based on the number of days Mr. Kalvarsky was alive during the Financial Year to which the Earn Out Payment relates.

(ii)           The Company shall achieve in each of the 2008, 2009 and 2010 Financial Years the following (the “Key Performance Indicators”):

a.             Number of free-to-air (FTA) hours: the Company shall produce and sell no less than 300 FTA hours of TV Product in the 2008 Financial Year, provided that the Purchaser places orders for such number of hours itself and/or ensures such orders are placed by other TV channels.

In each of the 2009 and 2010 Financial Years, the Company shall (i) produce and sell not less than 250 FTA hours of TV Product [**] provided that [**] place orders for at least such number of hours and (ii) produce and sell a further 50 FTA hours or more of TV Product to TV channels other than  [**] provided that if CTC Network or CTC Media management does not consent to the production of any TV Product for a TV channel other than Group networks in accordance with the immediately following paragraph, the number of FTA hours of TV Product required to be produced and sold to TV channels other than Group networks shall be reduced by the number of hours of programming for which such consent was refused (such lesser number of FTA hours to be produced and sold to TV channels other than Group networks being referred to as “Other Channel FTA Hours”).

Prior to producing any TV Product for any TV channel other than Group networks, the Company must obtain the consent of CTC Network or CTC Media management.  Group networks shall be given priority by the Company when producing and distributing TV Product.  In addition, [**] orders for TV Product will have priority over orders from other TV channels.

b.             Audience share:  the average audience share to be attained on the Group networks for TV Product produced and sold  by the

Company to Group networks (the “Relevant Audience Share”) shall be mutually agreed by the Purchaser and the Seller Representative on a project-by-project basis before such TV Product’s initial launch.  Relevant Audience Share is not applied to TV products that are created for TV channels other than Group networks.

In the sole discretion of the management of the Purchaser, TV Product that is not achieving the levels set out for the Relevant Audience Share for Group networks can be removed from broadcasting ahead of schedule or moved into timeslots outside of the originally designated timeslots.

c.             EBIT margin: the Company shall achieve on a stand-alone basis an EBIT margin of no less than 14% and the Parties acknowledge and agree that, notwithstanding the definition of “Ruble Equivalent” set out in Article 1 hereto, EBIT shall be determined using exchange rates deemed appropriate by US GAAP.

(iii)          The Sellers shall cause the following personnel of the Company to remain at their positions with the Company as at the date of signing of this Agreement until 31 December 2010, or in case of their leaving the Company, the Sellers shall retain, on behalf of the Company, other relevant professional individuals to replace such persons, which individuals shall be acceptable to the Purchaser:

Olga Bekker – Creative producer

Xenia Evenko – Executive producer

Maria Treyman – Executive producer

Konstantin Afanasiev – Executive producer

Ravil’ Valeev – Director of post-production

Nikolay Kholnov – Line producer

(b)           Calculation of Earn Out Payments

Each of the “2008 Earn Out Payment”, the “2009 Earn Out Payment” and the “2010 Earn Out Payment” shall be equal to the Ruble Equivalent of US$ 2,000,000 (two million) less the sum of (1) the amount, if any, of Deduction 1 for such Financial Year, (2) the amount, if any, of Deduction 2 for such Financial Year, (3) the amount of any adjustments in accordance with Article 3.5(a)(i) (including, without limitation, any amounts that that are due to be repaid by the Sellers to the Purchaser pursuant to such Article but remain unpaid as of the date such Earn Out Payment is made), (4) any uncollectible accounts receivable or loans as provided in Article 7.6, (5) any unpaid Damages as provided in Article 9, and (6) the amount of any deductions that would have been made to an Earn Out Payment  but for the fact that the amount of such deduction would have put such Earn Out Payment below 0; provided, however, that an Earn Out Payment can never be adjusted below 0.

(c)           Calculation of Deduction 1

If in the 2008 Financial Year, either (x) the number of FTA hours of TV Product produced by the Company and sold to Group networks is less than the number of FTA hours of TV Product ordered by Group networks during the 2008 Financial Year (provided such number of FTA hours ordered by Group networks does not exceed 300 FTA hours) and/or (y) the Relevant Audience Share for the Group networks for the 2008 Financial Year was below that agreed in accordance with Article 3.5(a)(ii)(b), Deduction 1 for the 2008 Financial Year shall be calculated in accordance with the formula set out immediately below. Otherwise, Deduction 1 for the 2008 Financial Year shall be 0.

Deduction 1 = P x (1 - X/Z), where

P = US$ 2 million;

X = the number of FTA hours of TV Product actually produced and sold in the 2008 Financial Year (but not greater than 300) less the aggregate number of FTA hours of TV Product produced and sold in the 2008 Financial Year for TV Product where the Relevant Audience Share for the Group networks for such TV Product during the course of the 2008 Financial Year was less than that agreed in accordance with Article 3.5(a)(ii)(b); and

Z = the number of FTA hours of TV Product actually ordered for production by Group networks or other TV channels in the 2008 Financial Year (but not greater than 300).

If in either the 2009 or 2010 Financial Year either (x) the number of FTA hours of TV Product produced by the Company and sold to Group networks is less than the number of FTA hours of TV Product ordered by Group networks in such Financial Year (provided such number of FTA hours ordered by Group networks does not exceed 250 FTA hours), (y) the number of FTA hours of TV Product produced by the Company and sold to TV channels other than Group networks in such Financial Year is less than the number of Other Channel FTA Hours and/or (z) the Relevant Audience Share for the Group networks for such Financial Year was below that agreed in accordance with Article 3.5(a)(ii)(b), Deduction 1 for such Financial Year shall be calculated in accordance with the formula set out immediately below.  Otherwise, Deduction 1 for such Financial Year shall be 0.

Deduction 1 = P x (1 – X/Z), where

P = US$2 million;

X = the sum of (1) the number of FTA hours of TV Product actually produced by the Company and sold to Group networks in such Financial Year (but not more than 250 FTA hours) and (2) the number of FTA hours of TV Product actually produced by the Company and sold to TV channels other than the Group networks in such Financial Year (but not more than the number of Other Channel FTA Hours) less (3) the aggregate number of FTA hours of TV Product where the Relevant Audience Share for the Group networks for such TV Product during the course of such Financial Year was less than that agreed in accordance with Article 3.5(a)(ii)(b); and

Z = the sum of (1) the lesser of the number of FTA hours of TV Products actually ordered by Group networks for production by the Company in such Financial Year and 250 FTA hours and (2) the number of Other Channel FTA Hours.

(d)           Calculation of Deduction 2

If in any of the 2008, 2009 or 2010 Financial Year, the Company’s EBIT margin is less than 14%, Deduction 2 for such Financial Year shall be calculated in accordance with the formula set out immediately below. Otherwise, Deduction 2 for such Financial Year shall be 0.

Deduction 2 = P x (S x 14% - Y) / (S x 14%), where

P = US$ 2 million;

S = net sales revenue (without VAT) in the relevant Financial Year;

14% = the expected EBIT margin; and

Y = actual EBIT in the relevant Financial Year if such EBIT is positive, otherwise Y = 0.

4.             DUE DILIGENCE

The Parties agree that, before Completion, the Purchaser shall have the right to examine any and all documents (whether or not attached as appendices hereto) of the Company for the purposes of verifying the statutory accounts and the representations, warranties and assurances of the Sellers contained in this Agreement.

In this respect, the Sellers will provide access during regular business hours for the representatives of the Purchaser to the documents mentioned in the due diligence check-list approved by the Purchaser, and to any other documents which may be additionally requested in the course of the due diligence. The Sellers shall bear the responsibility for providing the representatives of the Purchaser with true, complete and current copies of the documents listed in the due diligence information request lists or additionally requested.

5.                                       TRANSFER OF TITLE

The full and unrestricted ownership and title to the Shares shall pass from the Sellers to the Purchaser on the Completion Date at Completion simultaneously with the fulfilment of the Completion procedures set forth in Article 6 of this Agreement.

6.                                       COMPLETION

6.1                                 Completion

Completion shall take place on the Completion Date starting at 10.00 a.m. at the offices of the Purchaser or as soon thereafter as practicable when all the conditions for Completion set forth in this Article 6 of this Agreement have been fulfilled.

6.2                                 Conditions precedent for Completion by the Purchaser

The obligation of the Purchaser to consummate the transaction contemplated under this Agreement shall be subject to the fulfilment, on or before the Completion Date, of each of the following conditions (to the extent not waived by the Purchaser which waiver shall be in the sole discretion of the Purchaser) and all of which that require documentation shall be in the form and substance satisfactory to the Purchaser and its legal counsel in their reasonable judgement:

(a)                                  New Information

The Purchaser shall not have become aware of any new information between the date hereof and the Completion Date, which in the Purchaser’s reasonable opinion would have an adverse effect on the Company or its business.

(b)                                 Warranties True and Sellers’ Certificate

The representations, warranties and assurances given by the Sellers in Article 7 of this Agreement shall be true and correct on the date hereof and as of the Completion Date and each Seller shall deliver a certificate dated as of the Completion Date certifying to the same and to the fact that the Sellers have complied with all covenants, obligations and conditions of this Agreement required to be performed or completed as of Completion. Template of the compliance certificate is attached hereto as Appendix 6.2(b).

(c)                                  Authority Approvals

The Purchaser, the Sellers and/or the Company, as the case may be, shall have obtained all necessary authorisations, approvals and consents from all relevant authorities required for the lawful and valid consummation of the transaction contemplated hereunder.

(d)                                 Corporate Action

All corporate actions necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Sellers and, as applicable, by the Company and shall be in full force and effect. The Sellers shall have obtained proper waivers of pre-emptive rights from each other and the Company for the sale of the Shares.  Copies of documents evidencing such corporate actions and waivers shall have been delivered to the Purchaser.

(e)                                  Spousal Consents

Each of the Sellers shall have obtained a properly notarised spousal consent (if applicable) to consummate all transactions contemplated under this Agreement and copies of such spousal consents shall have been delivered to the Purchaser.

(f)                                    Due Diligence

The Sellers have fulfilled their obligations set forth in Article 4 of this Agreement.

(g)                                 Employment Agreement

Mr. Kalvarsky shall have executed and delivered an employment agreement with the Company that shall be effective from the Completion Date and shall run until 31 December 2010.  Such employment agreement shall be in form and substance satisfactory to the Purchaser and shall provide for a monthly salary of US$ 15,625 payable in RUR based on the exchange rate set by the Central Bank of Russia on or around the date of payment, and a discretionary performance bonus of up to 60% of annual salary.

(h)                                 Completion Accounts

The Sellers shall have delivered to the Purchaser copies of the Completion Accounts and such Completion Accounts shall demonstrate that the Company does not have any liabilities other than those incurred in the Ordinary Course of Business.

6.3                                 Conditions precedent for Completion by the Sellers

The obligations for the Sellers to close hereunder shall be subject to the satisfaction, on or before the Completion Date, of each of the following conditions (to the extent not waived by the Seller Representative) and all of which that require documentation shall be in form and substance satisfactory to the Seller Representative and the Sellers’ legal counsel in their reasonable judgement.

(a)                                  Warranties True

The representations, warranties and assurances given by the Purchaser in Article 8 of this Agreement shall be true and correct on and as of the Completion Date.

(b)                                 Corporate Action

All corporate action necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Purchaser and shall be in full force and effect.

6.4                                 Deliveries at Completion

At Completion:

(a)                                  The Sellers sell, transfer and convey to the Purchaser the Shares in the Company by way of presenting properly registered amendments to the constitutional documents of the Company listing the Purchaser as valid owners of the Shares in the percentages set out in Article 2 above;

(b)                                 Promptly following confirmation of satisfaction of sub-article (a) above, the Purchaser shall pay to the Sellers the Purchase Price on a pro rata basis by reference to their respective percentage ownership levels in the Company immediately prior to Completion; and

(c)                                  Any other document, condition, amount or matter herein called for to be produced, delivered, released, paid or fulfilled at Completion as a condition precedent to Completion shall be so produced, delivered, released, paid and fulfilled.

6.5                                 Best Efforts; Termination

The Parties shall use their respective best efforts to cause all necessary action to be taken such that all the conditions precedent for Completion shall be fulfilled as promptly as practicable and all deliveries are made in timely and proper fashion.  If Completion does not take place by February 29, 2008 the Purchaser, on the one hand, or the Seller Representative, on the other hand, may terminate this Agreement without prejudice to any remedies available to the Parties hereunder or under the law. If any of the Parties of this Agreement evades the consummation of the transactions contemplated hereunder without essential reason, the other Party shall have the right to apply to a court with a demand to compel the purchase of Shares to be concluded. The Party which has unjustifiably evaded the consummation of the transactions contemplated hereunder shall compensate the other Parties for the losses caused thereby.

7.                                       REPRESENTATIONS, WARRANTIES, ASSURANCES AND UNDERTAKINGS OF THE SELLERS

The Sellers hereby, jointly and severally, represent to the Purchaser that the statements contained in this Article 7 are true and correct.  The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and assurances (the “Warranties”) given by the Sellers to the Purchaser in this Article 7 being true and correct both on the date of signing of this Agreement as well as at the Completion Date.

The liability of the Sellers under, and the rights and remedies of the Purchaser in respect of, the Warranties shall be joint and several and shall not be affected by any knowledge of the Purchaser as a result of the Purchaser’s examination of the Company or otherwise.

7.1                                 Records and Documentation

(a)                                  True, complete and current copies of the charter, foundation agreement and registration certificates of the Company are attached hereto as Appendix 7.1(a).

(b)                                 The Company has not failed to timely file its annual reports or any other documents with the relevant authorities, as required.

(c)                                  The statutory books, registers and records of the Company are accurate and have been maintained consistent with good business practice and are in the possession of the Company.

7.2                                 Title and Authority to Transfer the Shares; Capitalisation

(a)                                  The Sellers have full power, capacity and authority to sell and transfer the Shares, execute and deliver this Agreement and to perform all other undertakings set forth in this Agreement. The Shares are freely transferable to the Purchaser and are free and clear of all liens, encumbrances and restrictions on the ability to vote the Shares.  The Share owned by Mr. Serguey Anatolievich Kalvarysky represents 80% and the Share owned by Mr. [**] represents 20%, in each case, of the charter capital of the Company. The Shares are fully paid. There are no outstanding obligations, warrants, options, pre-emptive rights or other agreements to which any of the Sellers or the Company is a party or otherwise bound, providing for the purchase, repurchase, redemption or other acquisition of the Shares, except for this Agreement.

(b)                                 The Company does not own any interest, directly or indirectly, in any corporation, partnership or other legal entity and does not have any branch office.

(c)                                  Assuming all filings, registrations, approvals, notifications etc required by applicable laws are duly made, the execution and delivery of this Agreement by the Sellers and the completion of the transactions contemplated hereby:

(i)                                     will not violate any provision of the charter or foundation agreement of the Company;

(ii)                                  will not violate any statute, rule, regulation, order, award, judgement, injunction or decree of any public body or authority by which the Sellers or the Company or any of their properties or assets is bound; and

(iii)                               will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Sellers or the Company is a party, or by which the Sellers or the Company or any of their properties or assets is bound.

7.3                                 The Completion Accounts

The Completion Accounts will be complete and correct in all respects and truly and correctly reflect the results of the operation, the financial condition and the assets and liabilities of the Company as at the Completion Date and will be prepared in conformity with appropriate accounting principles, book-keeping legislation and tax legislation, consistently applied by the Company.  Without limiting the generality of the foregoing, all cash transactions undertaken by the Company will be properly recorded in the Completion Accounts.

7.4                                 Assets and Properties

(a)                                  Appendix 7.4(a) lists all the property and tangible and intangible assets which shall be owned or leased by the Company at Completion, including, without limitation, all programming and film rights, owned real property (if any) and leases to real property.

(b)                                 The Company will have exclusive title to all the real property and other assets recorded in the Completion Accounts.  None of the assets will be subject to any liens, mortgages, charges or other encumbrances at Completion.

7.5                                 Intellectual Property

(a)                                  Appendix 7.5(a) lists all intellectual property which will be owned or used by the Company in the operation of its business at Completion.  At Completion, the Company will own all intellectual property necessary to produce the services and products presently produced by the Predecessor, and to distribute and sell such products and services in any country where business presently is conducted by the Predecessor.  None of such intellectual property is subject to any outstanding order, judgement, lien, encumbrance or attachment.

(b)                                 The activities of the Company (or of any licensee under any licence granted by the Company) do not infringe nor are they likely to infringe intentionally any intellectual property rights of any third party and no claim has been made against the Company or any such licensee in respect of such infringement.

7.6                                 Accounts Receivable and Loans Given

All of the receivables of the Company and loans given are good and fully collectible within three months from the date when they become due and payable at the amounts recorded in the Completion Accounts together with interest thereon. In case the amount of such receivables of the Company or loans as per the Completion Accounts are not collected within such three months period from the date each such receivable or loan is due and payable, then a corresponding deduction shall be made to the Earn Out Payments. Upon such adjustment of an Earn Out Payment in accordance with this Article 7.6, the Purchaser shall cause such non-collected receivables paid for to be transferred to the Sellers.

7.7                                 Pricing of Contracts

All the tenders and contracts binding the Company have been priced as required by good and sound business practice, allowing for a reasonable profit.

7.8                                 Compliance

(a)                                  All authorisations and approvals, in accordance with the legislation of the Company’s location, necessary for the due conduct of its business in its jurisdiction(s) of operation have been duly obtained and are in full force and effect.  The entry into and the consummation of this Agreement will not cause any termination, revocation, suspension or modification thereof, nor has there been any violation of any such authorisations or approvals of any terms thereof.

(b)                                 The Company has been and is in full compliance with all laws and regulations, in accordance with the legislation of the Company’s location, in its jurisdiction applicable to it, including terms and conditions set in any authorisations and approvals, and with the requirements of all applicable agencies and authorities, and the Company has obtained all applicable authorisations and approvals which are required under all of such laws.

7.9                                 Contracts and Commitments

(a)                                  The Company is not party to or bound by:

(i)                                     any other material agreement other than those listed in Appendix 7.9(a)(i);

(ii)                                  any consultancy agreement, contract, understanding or relationship with any officer, employee or individual or any such agreement, contract, understanding or relationship that contains any severance or termination pay liabilities;

(iii)                               any loan or credit arrangement or guarantee other than shown in the Completion Accounts or listed in Appendix 7.9(a)(iii);

(iv)                              any agreement or contract otherwise outside the Ordinary Course of Business; or

(v)                                 any agreement which is expected to result in a loss to the Company on completion or performance or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money.

(b)                                 All agreements or contracts to which the Company is party are valid, binding and enforceable in accordance with their respective terms. The Company is not in default in any material respect in the performance of any of the obligations under any agreement or contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default thereunder by the Company.

(c)                                  Neither of the Sellers nor any person connected with them, as of the signing hereof or on the Completion Date, have any outstanding personal claims against the Company, except for outstanding salary payments and business travel expenses which do not in the aggregate exceed RUR 300,000.  Other than as set out in Appendix 7.9(c), the Company is not party to any contract or arrangement in which the Sellers are interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the five years up to the date of this Agreement.

(d)                                 The Company is not party to, nor have its profits or financial position for any accounting period been affected by, any contract or arrangement which is not of an entirely arm’s length nature.

(e)                                  Other than as set out in Appendix 7.9(e), none of the Sellers nor any person connected with them is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to the Company or its affairs.

7.10                           Labour Contracts and Pension Agreements

(a)                                  At Completion, the Company shall employ the persons listed in Article 3.5(a)(iii).  The material terms upon which such persons shall be employed are set out in Appendix 7.10(a).  At Completion, the Company shall also employ such other persons as is necessary to ensure that the Company is reasonably likely to be able to produce 300 FTA hours of TV Product annually.

(b)                                 The Company is not engaged in any salary or other contracts or commitments other than normally engaged with, and complete reserves shall be made in the Completion Accounts for the total amount of all present and future liabilities relating to employment or pension agreements that shall be paid.

7.11                           Litigation and Claims

The Company has not been given notice of any litigation or the initiation of any arbitration proceedings, neither is there any litigation, arbitration or other legal proceedings in any court of law, arbitral tribunal or with any administrative body or other authority pending or threatened against the Company or initiated by the Company against a third party.

7.12                           Ordinary Course of Business

(a)                                  During the period from signature hereof and until Completion, the Sellers will ensure that the Company does not take any action or measure which is outside the Ordinary Course of Business, unless such action or measure is directly related to the transactions contemplated herein or has been approved by the Purchaser.

(b)                                 From the date of this Agreement until the Completion Date, there shall not be:

(i)                                     any adverse deviation by or within the Company from the ordinary course of the day to day business carried on by the Company in accordance with good and sound business practice;

(ii)                                  any adverse change in the financial conditions, assets, liabilities or prospects of the Company, including, without limitation, any incurrence of indebtedness by the Company or the issuance of any guarantee of indebtedness of another;

(iii)                               any adverse change in the relationship with the customers, suppliers or employees of the Company or the authorities controlling the activities of the Company,

(iv)                              any agreement or transaction for the sale or acquisition of any essential assets by the Company, except in the Ordinary Course of Business;

(v)                                 any change in the accounting systems, policies, principles or practices of the Company; or

(vi)                              any other action, contract or transaction by the Company which could have adverse effect on the assets or the financial conditions of the Company.

7.13                           Tax warranties

(a)                                  The Company has filed with the appropriate authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities and any Taxes payable are recorded will be recorded in full in the Completion Accounts.

(b)                                 The Company has paid or will pay  to the appropriate tax authorities all Taxes required to have been paid to them as of the date hereof and as of the Completion Date.  The Company is not in default in respect of any Taxes for any year or part thereof of the taxable years up to and including the Completion Date.

(c)                                  There are no tax audits currently pending against the Company.

7.14                           Legal and Other Cost

The Sellers shall bear its own fees and expenses in connection with the preparation for and completion of the transactions contemplated hereby, including all fees and expenses of advisers, representatives, counsels and accountants, and the Sellers shall not, directly or indirectly, charge the Company, or otherwise seek reimbursement from the Company, for said fees and expenses.

7.15                           No Undisclosed Liabilities

There are no liabilities of the Company (contingent or otherwise), which relate to any fact, occurrence or event before the Completion Date and which will not be reflected in full in the Completion Accounts or notes thereto.

7.16                           Nature of Disclosure

The Sellers have not during the negotiations hereof, in this Agreement or its Appendices or during the due diligence review referred to in Article 4 of this Agreement omitted to disclose any adverse facts or circumstances that would materially affect the Company’s standing or its operations.

7.17                           Powers of attorney

As of Completion, any power of attorney or similar authority to represent the Company shall have been terminated or otherwise validly revoked other than such powers of attorney that grant authority to Company employees to represent the Company solely with respect to ministerial, routine day-to-day matters.

7.18                           Systems

All the records and systems (including but not limited to computer systems) and all data and information of the Company are recorded, stored, maintained or operated or otherwise held exclusively by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the Company.

8.                                       REPRESENTATIONS, WARRANTIES AND ASSURANCES OF THE PURCHASER

The Purchaser hereby represents, warrants and assures that:

8.1                                 it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

8.2                                 all corporate actions necessary for the lawful and valid consummation of the transactions contemplated hereby have been duly taken; and

8.3                                 it has the authority to execute and perform all necessary actions for the lawful and valid consummation of this Agreement.

9.                                       LIABILITY OF THE PARTIES

Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, the Sellers jointly and severally undertake with the Purchaser that they shall, at the direction of the Purchaser, pay to the Purchaser or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred the amount necessary to put the Purchaser and/or the Company into the position they or it would have been in if the Warranty had not been untrue, misleading or breached, together with all costs and expenses incurred by the Purchaser and/or the Company as a result of the Warranty being untrue, misleading or breached (collectively, the “Damages”). The Purchaser shall be entitled to reduce the amount of any Earn Out Payment by the amount of any Damages.   Any liability of the Sellers under this Agreement shall be joint and several.

10.                                 NON-COMPETITION; NON-SOLICITATION AND CONFIDENTIALITY COMMITMENT

10.1                           To assure the Purchaser the full benefit of the business, know-how and goodwill of the Company, each of the Sellers severally undertakes and covenants to the Purchaser by way of further consideration for the obligations of the Purchaser under this

Agreement, as separate and independent agreements, that he will not (without the Purchaser’s prior written consent):

(a)                                  use (whether for his own benefit or for the benefit of any other person, firm, company or organisation) or disclose to any person, firm, company or organisation any of the trade secrets or other Confidential Information of or relating to: (a) the Company or the Predecessor; (b) any customer or client of the Company or the Predecessor; (c) any person, firm, company or organisation with whom or which the Company is involved in any kind of business venture or partnership; or (d) the business or productions of the Company or the Predecessor which information he may have received or obtained, or may receive or obtain in the future, in confidence while he was a shareholder, or in the employment, of the Company or the Predecessor, and will likewise use his best endeavours to prevent the unauthorised publication or disclosure by any third party of any such trade secrets or Confidential Information;

(b)                                 for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for any other person, for the purpose of obtaining business, orders or custom, directly or indirectly, solicit or endeavour to entice away from the Company any business, order or custom of any person who, to the Seller’s knowledge, is as at Completion, or has during the one year immediately preceding Completion been, a client or customer of the Company or the Predecessor and either: (i) with whom he has had contact or dealings during the course of his shareholding of, or employment with, the Company or the Predecessor during the one-year period immediately preceding Completion; or (ii) about whom at Completion he possesses any Confidential Information;

(c)                                  for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for any other person, directly or indirectly, supply or provide goods or services to any person who, to the Seller’s knowledge, is as at Completion, or has during the one year immediately preceding Completion been, a client or customer of the Company or the Predecessor and either: (i) with whom he has had contact or dealings during the course of his shareholding of, or employment with, the Company or the Predecessor in the one-year period immediately preceding Completion; or (ii) about whom at Completion he possesses Confidential Information;

(d)                                 for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for any other person, directly or indirectly, entice away or endeavour to entice away from the Company any person (including, without limitation, any writer, director, producer, development executive, script editor or cast member) whom, as at Completion or at any time during the period of one year immediately preceding Completion supplied or provided any goods, services, ideas or talent to the Company or the Predecessor and with whom he had material business contact on behalf of the Company or the Predecessor in the course of the period of one year immediately prior to Completion;

(e)           for three years after Completion, in any way seek to affect the terms of business on which the Company or any member of the Group deals or contracts with any person (including, without limitation,  any writer, director, producer, development executive, script editor or cast member), firm, company or organisation whom or which supplied goods or services to the Company or the Predecessor during the period of one year immediately prior to Completion or attempt to persuade any such person, firm, company or organisation to cease dealing with the Company or such member of the Group;

(f)            for three years after Completion, in relation to a business which is substantially the same as or in competition with the business of the Company immediately prior to Completion, either on his own account or for another person, directly or indirectly, offer employment to or employ or offer or conclude any contract for services with any senior employee (being a person in receipt of a salary in excess of RUR 80,000 per month), consultant or director of the Company who has during the one-year period immediately preceding Completion been employed, engaged or appointed by the Company or the Predecessor in a technical, production, sales, marketing, advisory and/or managerial capacity and with whom he has had contact or dealings during the course of his employment or shareholding with the Company or the Predecessor in the one-year period immediately preceding Completion;

(g)           for three years after Completion, in the Russian Federation, either alone or jointly with, or as principal, director, manager, consultant, agent for or employee of, another person, directly or indirectly carry on or be engaged, employed, appointed, concerned or interested in the business of Production Business; or

(h)           for three years after Completion, own beneficially or otherwise or be interested in the share capital of any company engaged, concerned or interested within the Russian Federation in the Production Business.

10.2         Mr. Kalvarsky undertakes and covenants to the Purchaser by way of further consideration for the obligations of the Purchaser under this Agreement, as separate and independent agreements, that he will not (without the Purchaser’s prior written consent):

(a)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for any other person, for the purpose of obtaining business, orders or custom, directly or indirectly, solicit or endeavour to entice away from the Company any business, order or custom of any person who is as at the Applicable Date, or has during the period of one year immediately preceding the Applicable Date been, a client or customer of the Company or any other member of the Group in the Production Business and either: (i) with whom he has had contact or dealings during the course of his employment with the Company during the one-year period immediately preceding the Applicable Date; or (ii) about whom he possesses any Confidential Information as at the Applicable Date.  For the purpose of this Agreement, the term “Applicable Date” means: (a) in relation to the period during which Mr. Kalvarsky remains employed by the Company, the date upon which any alleged breach of this Article occurs; and (b) in relation to the period of 6 months immediately following the termination of his employment by the Company, the applicable termination date of that employment;

(b)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment with the Company, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for any other person, directly or indirectly, supply or provide goods or services to any person who is as at the Applicable Date, or has during the period of one year immediately preceding the Applicable Date been, a client or customer of the Company or any other member of the Group in the Production Business and either: (i) with whom he has had contact or dealings during the course of his employment with the Company in the one-year period immediately preceding the Applicable Date; or (ii) about whom he possesses Confidential Information as at the Applicable Date;

(c)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for any other person, directly or indirectly, entice away or endeavour to entice away from the Company or any other member of the Group in the Production Business any person (including, without limitation, any writer, director, producer, development executive, script editor or cast member) whom, as at the Applicable Date or at any time during the period of one year immediately preceding the Applicable Date supplied or provided any goods, services, ideas or talent to the Company or such member of the Group and with whom he had material business contact on behalf of the Company in the course of the period of one year immediately prior to the Applicable Date;

(d)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in any way seek to affect the terms of business on which the Company or any member of the Group in the Production Business deals or contracts with any person (including, without limitation,  any writer, director, producer, development executive, script editor or cast member), firm, company or organisation whom or which supplied goods or services to the Company or such member of the Group during the period of one year immediately prior to the Applicable Date or attempt to persuade any such person, firm, company or organisation to cease dealing with the Company or such member of the Group;

(e)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in relation to a business which is substantially the same as or in competition with the business of the Company at the Applicable Date, either on his own account or for another person, directly or indirectly, offer employment to or employ or offer or conclude any contract for services with any senior employee (being a person in receipt of a salary in excess of Ruble 80,000 per month), consultant or director of the Company who has during the one-year period immediately preceding the Applicable Date been employed, engaged or appointed by the Company or a member of the Group in the Production Business in a technical, production, sales, marketing, advisory and/or managerial capacity and with whom he has had contact or dealings during the course of his employment with the Company in the one-year period immediately preceding the Applicable Date;

(f)            either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, in the Russian Federation or any other country in which the business of the Company or any other member of the Group in the Production Business was carried on at or during the period of two years immediately preceding the Applicable Date, either alone or jointly with, or as principal, director, manager, consultant, agent for or employee of, another person, directly or indirectly carry on or be engaged, employed, appointed, concerned or interested in the Production Business; or

(g)           either during his employment with the Company or for a period of 6 months immediately following the termination of such employment, own beneficially or otherwise or be interested in the share capital of any company engaged, concerned or interested within the Russian Federation or any other country in which the business of the Company or any other member of the Group in the Production Business was carried on at or during the period of two years immediately preceding the Applicable Date, in the Production Business;

(h)           for three years after Completion or while at any time he is a consultant, director or employee of any member of the Group, directly or indirectly carry on a business activity under a name which is the same as, or similar to, the name of the Company or any member of the Group or a name used for business purposes by a member of the Group; or

(i)            at any time after Completion, make adverse comments in relation to the Group or its businesses or employees.

10.3         Nothing contained in this Article 10 shall prevent any or all of the Sellers from at any time holding for investment purposes only any class of securities in a company that is publicly traded and in which the Sellers, together with their affiliates, hold and are beneficially interested in less than 3% of any single class of the securities in that company.

10.4         The Sellers agree that the covenants and undertakings contained in Article 10 are reasonable and are entered into for the purpose of protecting the know-how, goodwill, confidential information and trade connections of the businesses of the members of the Group.  Accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Sellers.

10.5         Each undertaking contained in this Article 10 shall be construed as a separate undertaking.  If one or more of them is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers.

10.6         For the purposes of this Agreement “Confidential Information” shall include (but shall not be limited to):

(i)            corporate and marketing strategy and plans and business development plans;

(ii)           business, sales and marketing methods, confidential techniques and processes used for the creation and/or development and/or production and/or filming of any television programme, motion picture, film or pilot;

(iii)          details and specifications of any current, past or proposed motion picture, film or television or entertainment projects or products, including all scripts, story boards and financial arrangements, and any research or development related to any current, past or proposed motion picture, film or television programmes, films or pilots and all scripts and story boards associated therewith and any material relating thereto;

(iv)          the names, addresses and contact details of any writers, producers, directors, producers, development executives, script editors, cast members, financiers or employees who are involved in the Company’s projects from time to time, including contact lists in whatever medium this information is stored and the ideas of those writers, producers, directors, producers, development executives, script editors, financiers or employees relating to the creation, development, production or filming of any television programmes, films or otherwise.

(v)           the terms of business with advertisers, broadcasters, distributors, financiers, sub-contractors, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement with any third party;

(vi)          software and technical information necessary for the operation of  the Company’s computer and technology systems and applications, information relating to proprietary software (including updates), source code to proprietary software, confidential algorithms developed or used by the Company, information relating to the development, maintenance or operation of any of the Company’s websites and the source code of each website; and

(vii)         any other information which is the subject of an obligation of confidence owed to a third party, in particular the content of discussions or communications with any prospective customers or prospective business partners.

11.           NOTICES

All notices, demands or other communications, which all shall be in the Russian and English languages, to or upon the respective Parties hereto, shall be deemed to have been duly given or made when delivered by mail or telefax to the Parties in question as follows.

If to CTC Media:

Address:                15A Pravda

Moscow 125124

Russia

Telefax:

Attention:              Alexander Efimovich Rodnyansky

If to CTC Network:

Address:                3rd Khoroshevskaya St, 12

Moscow 123298

Russia

Telefax:

Attention:              Alexander Efimovich Rodnyansky

If to Mr. Serguey Anatolievich Kalvarsky:

Address:           [**]

Telefax:

[**]         [**]                                         [**]                                         [**]

Telefax:

or at such address as the respective Party hereto may hereafter specify in writing to the other Parties.

12.           APPENDICES INCORPORATED

Each Appendix to which reference is made herein and which is attached hereto shall be deemed to be incorporated into this Agreement by such reference.

13.           INTEGRATION

This Agreement, and the Appendices hereto, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings relating to the subject matter hereof.

14.           THIRD PARTY RIGHTS

Except as expressly set out in this Agreement, a person who is not a Party shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon any term of this Agreement provided that this does not affect any right or remedy of the third party that exists or is available apart from that Act.  No Party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party.

15.           GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

16.           ARBITRATION OF THIS AGREEMENT

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination, or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators, one of whom shall be selected by the Purchaser, one of whom shall be selected by the Sellers and the third of whom shall be selected by the other two arbitrators. The arbitration shall be held in Stockholm and the arbitration proceedings shall be conducted in the English language.

17.           SELLER REPRESENTATIVE

Any notice, waiver, consent or Performance Report signed by the Seller Representative in accordance with this Agreement shall be binding upon each of the other Sellers as if such Sellers had signed such notice, waiver, consent or Performance Report individually.

18.           AMENDMENTS; WAIVERS

Any amendments or waiver to this Agreement shall be in writing and shall have no effect unless signed by the Purchaser and the Seller Representative. Any amendment or waiver effected in accordance with this provision shall be binding upon each Seller.  Notwithstanding the foregoing, in the event that such amendment or waiver adversely affects the rights or obligations provided herein of any Seller in a different manner than any other Seller, such amendment or waiver shall also require the written consent of such Seller.

19.           PUBLICITY

All press releases and other public relations activities of the Sellers with regard to the transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser.

20.           COUNTERPARTS OF THE AGREEMENT

This Agreement has been executed in four identical counterparts, one for each Party hereto.

21.           PREVAILING LANGUAGE

This Agreement is made in Russian and English.  In the event of a dispute as to the terms of this Agreement the English version shall prevail.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTED by
Serguey Anatolievich Kalvarsky	/s/ Serguey Anatolievich Kalvarsky

EXECUTED by
[**]

EXECUTED by
CTC Media, Inc.
acting by its President and
Chief Executive Officer
Alexander Efimovich Rodnyansky	/s/ Alexander Efimovich Rodnyansky

EXECUTED by
CJSC “CTC Network”
acting by its General Director
Alexander Efimovich Rodnyansky	/s/ Alexander Efimovich Rodnyansky

[CTC Media, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.]